Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015

Net sales	$123,209	$131,699	$376,088	$382,513

Costs and expenses:

Cost of sales	(91,759)	(94,456)	(277,915)	(283,991)

Selling, general and administrative	(11,163)	(12,430)	(34,386)	(36,795)

Research and development	(5,466)	(6,253)	(16,613)	(16,743)

Operating income	14,821	18,560	47,174	44,984

Gain on sale of investment	157	-	8,940	-

Other income (expense), net	1,237	240	(872)	(2,500)

Income before income taxes	16,215	18,800	55,242	42,484

Income tax provision	(4,762)	(3,390)	(6,136)	(7,775)

Net income	11,453	15,410	49,106	34,709

Net income attributable to noncontrolling interests	(3,365)	(3,304)	(8,162)	(8,706)

Net income attributable to Photronics, Inc. shareholders	$8,088	$12,106	$40,944	$26,003

Earnings per share:
Basic	$0.12	$0.18	$0.61	$0.39

Diluted	$0.12	$0.17	$0.56	$0.37

Weighted-average number of common shares outstanding:
Basic	67,953	66,454	67,377	66,250

Diluted	74,317	78,569	76,990	78,300